Exhibit 23(h)(8)
AMENDMENT TO
COMPLIANCE SERVICES AGREEMENT
     This Amendment, (“Amendment”) dated November 2, 2006 between Performance Funds Trust (the “Trust”) and BISYS Fund Services, Ohio, Inc. (“BISYS”). The parties hereby amend the Compliance Services Agreement between the Trust and BISYS dated August 18, 2004 (as amended, the “Agreement”) as set forth below.
     WHEREAS, the parties wish to amend the annual fees payable to BISYS under the Agreement.
     NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:
1.	In accordance with section 9(c) of the Agreement, Schedule A is amended as follows:

Compliance Services Fee Annual fee effective Oct 1 2006: $110,000

The annual fee shall be payable in equal monthly installments and shall not increase before September 30, 2008, provided there is no material change in the services performed under the Agreement. All other provisions of Schedule A shall remain in full force and effect.

2.	Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

3.	This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

4.	Except as expressly set forth herein, all other provisions of the Agreement shall remain unchanged and in full force and effect.

5.	Capitalized terms not otherwise defined in this Amendment have the same meaning as set forth in the Agreement.

6.	This Amendment supersedes all prior negotiations, understandings and agreements with respect to the subject matter covered in this Amendment, whether written or oral.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

PERFORMANCE FUNDS TRUST

Signed By:	/S/ Duane Dewey

Name:	Duane Dewey
Title:	President

BISYS FUND SERVICES OHIO, INC.

Signed By:	/S/ Fred Naddaff

Name:	Fred Naddaff
Title:	President

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